NOTIFICATION OF THE REMOVAL FROM LISTING AND REGISTRATION OF THE STATED SECURITIES The New York Stock Exchange hereby notifies the SEC of its intention to remove the entire class of the stated securities from listing and registration on the Exchange at the opening of business on February 07, 2022, pursuant to the provisions of Rule 12d2-2 (a). [ X ] 17 CFR 240.12d2-2(a)(3) That on January 25, 2022 the instruments representing the securities comprising the entire class of this security came to evidence, by operation of law or otherwise, other securities in substitution therefore and represent no other right except, if such be the fact, the right to receive an immediate cash payment. The merger between Casper Sleep Inc. and Marlin Merger Sub, Inc., a wholly-owned subsidiary of Marlin Parent, Inc., which are subsidiaries of Durational Consumer SPV IV, LP, an investment vehicle managed by Durational Capital Management, LP, became effective on January 25, 2022. Each share of Casper Sleep Inc. Common Stock was exchanged for USD 6.90 in cash, without interest and less any applicable withholding taxes. The Exchange also notifies the Securities and Exchange Commission that as a result of the above indicated conditions this security was suspended from trading on January 25, 2022.